Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-168665, 333-177553, 333-1777554 and 333-190518  on Form S-3 and Registration Statement No.’s 333-116055, 333-123707, 333-153017, 333-168666, 333-183201 and 333-190519 on Form S-8 of our reports dated March 7, 2014, relating to the consolidated financial statements and financial statement schedule of inContact, Inc. and subsidiaries, and the effectiveness of inContact, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of inContact, Inc. for the year ended December 31, 2013.

/s/    DELOITTE & TOUCHE LLP

Salt Lake City, Utah

March 7, 2014